EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

Barclays PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $4,500,000,000.

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	6.496% Fixed-to-Floating Rate Senior Callable Notes due 2027	Rule 457(r)	$1,450,000,000.00	100%	$1,450,000,000.00	$110.2 per $1 million	$159,790.00
Fees to Be Paid	Debt	6.490% Fixed-to-Floating Rate Senior Callable Notes due 2029	Rule 457(r)	$1,250,000,000.00	100%	$1,250,000,000.00	$110.2 per $1 million	$137,750.00
Fees to Be Paid	Debt	6.692% Fixed-to-Floating Rate Senior Callable Notes due 2034	Rule 457(r)	$1,500,000,000.00	100%	$1,500,000,000.00	$110.2 per $1 million	$165,300.00
Fees to Be Paid	Debt	Floating Rate Senior Callable Notes due 2027	Rule 457(r)	$300,000,000.00	100%	$300,000,000.00	$110.2 per $1 million	$33,060.00
Total Fee Due								$495,900.00